Exhibit 99.1

Garmin Reports Strong Revenue & Pro Forma EPS Growth in Third Quarter 2014

Schaffhausen, Switzerland / October 29, 2014/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the quarter ended September 27, 2014.

Highlights in the quarter include:

•	Total revenue increased 10% to $706 million in third quarter 2014 with double digit growth in four of five reporting segments

•	Gross and operating profit margins increased from the prior year quarter to 56% and 25%, respectively

•	Operating income growth of $24 million, or 16%, to $176 million

•	Executed the inter-company restructuring as announced in July 2014 resulting in additional tax expense of $308 million in the third quarter and contributing to a GAAP net loss per share of $0.76

•	Pro forma EPS (1) growth of 10%; $0.76 for third quarter 2014 compared to $0.69 in the prior year

•	Generated $202 million of free cash flow(1) in third quarter 2014

(in thousands,	13-Weeks Ended			39-Weeks Ended
except per share data)	Sep 27,	Sep 28,	Yr over Yr	Sep 27,	Sep 28,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$706,283	$643,637	10%	$2,067,352	$1,872,156	10%
Automotive/Mobile	307,558	322,520	-5%	900,545	919,810	-2%
Fitness	116,171	81,007	43%	367,137	237,660	54%
Outdoor	121,079	101,350	19%	311,123	284,372	9%
Aviation	99,347	83,459	19%	292,636	251,970	16%
Marine	62,128	55,301	12%	195,911	178,344	10%

Gross profit %	56%	55%		57%	54%

Operating profit %	25%	24%		25%	21%

GAAP diluted EPS	$(0.76)	$0.96	NM	$0.79	$2.29	-66%
Pro forma diluted EPS (1)	$0.76	$0.69	10%	$2.33	$1.86	25%

(1) See attached tables for reconciliation of non GAAP measures including pro forma diulted EPS and free cash flow

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Our strong year continued with a third consecutive quarter of revenue, operating income and pro forma EPS growth. Our non-automotive/mobile segments delivered 24% revenue growth and 70% of our operating profits. We believe we are well positioned with our current product portfolio while also investing for long-term sustained growth through further innovation and diversification,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “Given the strong revenue and margin performance in the third quarter, we are revising our guidance as we now expect our revenue and pro forma EPS for the full year to be approximately $2.85 billion and $3.10, respectively.”

Outdoor:

The outdoor segment posted revenue growth of 19% in the quarter due to the strong performance of recently introduced products including the fēnix™ 2, the Approach® S6 and the Alpha® series. Gross and operating margins remain strong at 65% and 42%, respectively. The significant revenue growth in the quarter confirms the strength of our product portfolio and will allow us to generate mid-single digit full year growth in the segment.  We will continue to expand our offerings in our existing categories and explore additional adjacencies to drive future growth.

Fitness:

The fitness segment posted revenue growth of 43% in the quarter as the strong performance of numerous products and categories continued. Gross margins increased to 64% year-over-year while operating margins were relatively consistent with the prior year due to significant investments in advertising, sponsorships and point of sale displays to drive long-term market share gains. We believe these initiatives are already producing positive results and anticipate strong sales in the holiday quarter and beyond as we build market share in the growing global wearables category. We have recently announced two additional products in the fitness segment that highlight our commitment to innovation – the vívosmart™, our latest activity tracker which delivers smart notifications, and the Forerunner® 920XT, our next generation multisport product with advanced running dynamics and connected features. In the quarter, we also launched Connect IQ™, an open platform for developers to create applications for Garmin wearables like the 920XT. Connect IQ opens the door to a world of possibilities for our active lifestyle customers looking to expand the utility of their Garmin device.

Aviation:

The aviation segment posted revenue growth of 19% in the quarter driven by increased demand across all product categories. The gross and operating margins in aviation were strong at 73% and 29%, respectively. We continue to see projects reach final certification including the Cessna CJ3+ and the Enstrom 480B-G, both now offering Garmin avionics. We also are pursuing additional aftermarket opportunities with the recently introduced stand-alone ADS-B solution for mid-sized business jets and enhanced capabilities for King Air customers considering a Garmin retrofit solution. We believe that these investments, along with new aircraft certifications yet to come, will be key drivers of future growth.

Marine:

The marine segment posted revenue growth of 12% aided by our third quarter acquisition of Fusion® Electronics. Gross margin improved to 51% driving 32% growth in operating income. We expect to build upon the improved performance that we have achieved in 2014 with the launch of our 2015 marine product line-up. At the Fort Lauderdale boat show this week, we are showcasing a comprehensive range of all new products including multi-function displays, chartplotters, radars and autopilots. We believe these products position us well against the competition and should provide the foundation for growth in 2015.

Auto/Mobile:

The automotive/mobile segment posted a revenue decline of 5% due to ongoing PND volume declines. Gross and operating margins in the quarter were 46% and 17%, respectively, consistent with the prior year. In the quarter, we announced an OEM partnership with Honda to provide navigation software for the Civic and CR-V models in Europe, Russia and South America. We are excited to deliver our high-quality, feature-packed navigation solution to Honda’s 2015 line-up while also continuing to pursue additional opportunities to deliver our innovative OEM solutions to the auto industry.

Additional Financial Information:

Total operating expenses in the quarter were $223 million, an 11% increase from the prior year. Research and development investment increased 12%, while remaining consistent as a percentage of sales, driven primarily by fitness and aviation investments to support new product initiatives. Advertising increased 26% as we launched television advertising campaigns and improved point of sale displays with many retailers to support new products in outdoor and fitness. Selling, general and administrative expense increased by 5% while remaining consistent as a percentage of sales in the quarter.

Our third quarter income tax expense was $319 million, including the impact of the $308 million income tax expense associated with our inter-company restructuring, announced in July 2014, and a $24 million income tax benefit associated with net releases of reserves primarily associated with specific uncertain tax positions.  Adjusting for these items, our pro forma effective tax rate for the quarter was 21.0%.  This compares to a pro forma rate of 15.7% in the prior year when we had reserve releases of $52 million.  The pro forma effective tax rate increase is primarily due to income mix across tax jurisdictions, the expiration of certain Taiwan tax holidays and the expiration of the U.S. research and development tax credit.  We now anticipate a full year pro forma rate of 17% due primarily to the anticipated delay in approval of the U.S. research and development tax credit.

In the third quarter, we generated $202 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $92 million and our share repurchase activity which totaled $79 million in the current quarter. We have now fully executed the $300 million share repurchase plan and have returned approximately 100% of our forecasted 2014 free cash flow to shareholders via the dividend and share repurchase. As we have done in recent years, we will reassess our capital return strategy in conjunction with our 2015 guidance in February 2015. We currently have almost $2.8 billion of cash and marketable securities allowing us a significant level of flexibility to utilize our balance sheet to continue to generate long-term shareholder value.

2014 Guidance:

Due to our continued strong results in the third quarter, we are revising our guidance to reflect our outlook for the remainder of the year. We now anticipate revenues of approximately $2.85 billion, the high end of our prior guidance, with gross and operating margins of 56% and 24%, respectively. Given the full year effective tax rate of 17%, we forecast pro forma EPS of approximately $3.10. As indicated last quarter, our guidance anticipates promotional pricing for the holiday season, as well as higher spending in marketing and advertising to support new product categories, resulting in slightly lower margins in the fourth quarter.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 29, 2014 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 888-312-9865

An archive of the live webcast will be available until December 24, 2014 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2014, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2014 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2013 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2013 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Approach, Alpha, VIRB, Forerunner and Fusion are registered trademarks and fēnix, vívosmart, and Connect IQ are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 27,	Sept 28,	Sept 27,	Sept 28,
	2014	2013	2014	2013
Net sales	$706,283	$643,637	$2,067,352	$1,872,156

Cost of goods sold	308,037	290,748	893,788	859,494

Gross profit	398,246	352,889	1,173,564	1,012,662

Advertising expense	33,112	26,251	92,457	77,983
Selling, general and administrative expense	90,632	86,462	272,914	260,769
Research and development expense	98,998	88,427	293,567	272,349
Total operating expense	222,742	201,140	658,938	611,101

Operating income	175,504	151,749	514,626	401,561

Other income (expense):
Interest income	9,344	8,435	28,781	25,512
Foreign currency gains (losses)	(12,703)	(822)	(20,266)	18,280
Other	517	1,438	707	3,666
Total other income (expense)	(2,842)	9,051	9,222	47,458

Income before income taxes	172,662	160,800	523,848	449,019

Income tax provision (benefit)	319,496	(26,869)	369,882	192

Net income (loss)	$(146,834)	$187,669	$153,966	$448,827

Net income (loss) per share:
Basic	$(0.76)	$0.96	$0.79	$2.30
Diluted	$(0.76)	$0.96	$0.79	$2.29

Weighted average common
shares outstanding:
Basic	192,239	195,325	193,700	195,488
Diluted	192,239	196,300	194,763	196,312

Dividends declared per share			$1.92	$1.80

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	Sept 27,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,154,558	$1,179,149
Marketable securities	151,366	149,862
Accounts receivable, net	478,722	564,586
Inventories, net	466,482	382,226
Deferred income taxes	59,186	69,823
Deferred costs	52,113	57,368
Loan receivable	-	137,379
Prepaid expenses and other current assets	59,058	55,243
Total current assets	2,421,485	2,595,636

Property and equipment, net	431,753	414,848

Marketable securities	1,453,047	1,502,106
Restricted cash	293	249
Noncurrent deferred income tax	84,345	88,324
Noncurrent deferred costs	35,272	41,157
Other intangible assets, net	221,566	219,494
Other assets	21,603	17,789
Total assets	$4,669,364	$4,879,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$144,882	$146,582
Salaries and benefits payable	67,496	59,794
Accrued warranty costs	26,543	26,767
Accrued sales program costs	38,699	50,903
Deferred revenue	210,621	256,908
Accrued royalty costs	52,558	64,538
Accrued advertising expense	23,480	19,448
Other accrued expenses	77,157	65,657
Deferred income taxes	6,823	989
Income taxes payable	197,846	38,043
Dividend payable	277,378	175,675
Total current liabilities	1,123,483	905,304

Deferred income taxes	36,073	1,758
Non-current income taxes	135,911	140,933
Non-current deferred revenue	136,025	171,012
Other liabilities	1,459	890

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 191,227 shares outstanding at September 27, 2014 and 195,150 shares outstanding at December 28, 2013	1,797,435	1,797,435
Additional paid-in capital	92,144	79,263
Treasury stock	(350,063)	(120,620)
Retained earnings	1,649,727	1,865,587
Accumulated other comprehensive income	47,170	38,041
Total stockholders' equity	3,236,413	3,659,706
Total liabilities and stockholders' equity	$4,669,364	$4,879,603

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	Sept 27,	Sept 28,
	2014	2013
Operating Activities:
Net income	$153,966	$448,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,860	36,840
Amortization	19,705	23,629
(Gain) loss on sale of property and equipment	(742)	41
Provision for doubtful accounts	778	1,023
Deferred income taxes	55,235	2,851
Unrealized foreign currency loss (gain)	22,610	(17,273)
Provision for obsolete and slow moving inventories	21,051	15,965
Stock compensation expense	18,988	15,608
Realized loss (gain) on marketable securities	685	(2,963)
Changes in operating assets and liabilities:
Accounts receivable	74,323	128,098
Inventories	(107,273)	(44,337)
Other current and non-current assets	1,528	(18,329)
Accounts payable	(3,209)	21,936
Other current and non-current liabilities	(1,997)	(60,719)
Deferred revenue	(80,712)	(22,613)
Deferred cost	11,136	(57)
Income taxes payable	155,762	(48,256)
Net cash provided by operating activities	377,694	480,271

Investing activities:
Purchases of property and equipment	(54,829)	(41,325)
Proceeds from sale of property and equipment	748	65
Purchase of intangible assets	(9,422)	(1,574)
Purchase of marketable securities	(746,305)	(716,226)
Redemption of marketable securities	807,778	578,464
Proceeds from repayment (advances) on loan receivable	137,379	(173,708)
Change in restricted cash	(44)	584
Acquisitions, net of cash acquired	(18,871)	(5,686)
Net cash provided by (used in) investing activities	116,434	(359,406)

Financing activities:
Dividends paid	(268,023)	(263,857)
Purchase of treasury stock under share repurchase plan	(241,460)	(26,926)
Purchase of treasury stock related to equity awards	(11,274)	(7,430)
Proceeds from issuance of treasury stock related to equity awards	12,761	13,620
Tax benefit from issuance of equity awards	4,422	411
Net cash used in financing activities	(503,574)	(284,182)

Effect of exchange rate changes on cash and cash equivalents	(15,145)	837

Net decrease in cash and cash equivalents	(24,591)	(162,480)
Cash and cash equivalents at beginning of period	1,179,149	1,231,180
Cash and cash equivalents at end of period	$1,154,558	$1,068,700

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Sep 27, 2014

Net sales	$121,079	$116,171	$62,128	$307,558	$99,347	$706,283
Gross profit	$79,227	$74,056	$31,510	$140,995	$72,458	$398,246
Operating income	$51,382	$36,670	$5,452	$53,042	$28,958	$175,504

13-Weeks Ended Sep 28, 2013

Net sales	$101,350	$81,007	$55,301	$322,520	$83,459	$643,637
Gross profit	$69,471	$49,328	$27,265	$147,866	$58,959	$352,889
Operating income	$44,107	$26,493	$4,118	$53,848	$23,183	$151,749

39-Weeks Ended Sep 27, 2014

Net sales	$311,123	$367,137	$195,911	$900,545	$292,636	$2,067,352
Gross profit	$194,805	$236,204	$105,097	$422,379	215,079	$1,173,564
Operating income	$110,345	$133,054	$26,919	$158,248	$86,060	$514,626

39-Weeks Ended Sep 28, 2013

Net sales	$284,372	$237,660	$178,344	$919,810	$251,970	$1,872,156
Gross profit	$184,333	$149,368	$91,550	$410,348	$177,063	$1,012,662
Operating income	$110,538	$76,026	$16,089	$134,324	$64,584	$401,561

Garmin Ltd. And Subsidiaries

Revenue by Geography (Unaudited)

	13-Weeks Ended			39-Weeks Ended
	Sep 27,	Sep 28,	Yr over Yr	Sep 27,	Sep 28,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$706,283	$643,637	10%	$2,067,352	$1,872,156	10%
Americas	374,111	333,448	12%	1,090,267	1,002,796	9%
EMEA	260,830	245,659	6%	781,860	692,836	13%
APAC	71,342	64,530	11%	195,225	176,524	11%

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $11 million and $10 million for the 39-weeks ended September 27, 2014 and September 28, 2013, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. In the third quarter of 2014, the company incurred tax expense of $308 million associated with our inter-company restructuring. As this is a one-time transaction and not reflective of income tax expense incurred related to the current period earnings, it has been excluded from pro forma net income (earnings) per share. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sep 27,	Sep 28,	Sep 27,	Sep 28,
	2014	2013	2014	2013

Net Income (Loss) (GAAP)	$(146,834)	$187,669	$153,966	$448,827
Foreign currency (gain) / loss, net of tax effects	$10,035	$693	$16,957	$(15,475)
Income tax benefit due to completion of tax audits and/or expiration of statutes	$(24,400)	$(52,180)	$(24,400)	$(68,716)
Tax due to inter-company restructuring	$307,635	-	$307,635	-
Net income (Pro Forma)	$146,436	$136,182	$454,158	$364,636

Weighted average common shares outstanding:
Basic	192,239	195,325	193,700	195,488
Diluted (GAAP) (1)	192,239	196,300	194,763	196,312
Diluted (Pro Forma)	193,341	196,300	194,763	196,312

Net income (loss) per share (GAAP):
Basic	$(0.76)	$0.96	$0.79	$2.30
Diluted	$(0.76)	$0.96	$0.79	$2.29

Net income per share (Pro Forma):
Basic	$0.76	$0.70	$2.34	$1.87
Diluted	$0.76	$0.69	$2.33	$1.86

(1)	Per US GAAP, dilutive shares are excluded from the calculation of GAAP EPS in a net loss position as the dilutive impact becomes anti-dilutive, reducing the loss per share.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-weeks Ended
	Sep 27,	Sep 28,	Sep 27,	Sep 28,
	2014	2013	2014	2013

Net cash provided by operating activities	$142,342	$216,609	$377,694	$480,271
Less: purchases of property and equipment	$(18,066)	$(11,602)	$(54,829)	$(41,325)
Plus: taxes paid related to inter-company restructuring	$78,137	-	$78,137	-
Free Cash Flow	$202,413	$205,007	$401,002	$438,946